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                                                                   EXHIBIT 10.18






                     COMMUNICATION SYSTEMS DEVELOPMENT, LLC

                     AGREEMENT OF LIMITED LIABILITY COMPANY

                            Dated as of May 30, 1997
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                     COMMUNICATION SYSTEMS DEVELOPMENT, LLC
                     AGREEMENT OF LIMITED LIABILITY COMPANY

                                TABLE OF CONTENTS
                                                                                                                Page
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ARTICLE 1         DEFINITIONS.....................................................................................1

ARTICLE 2         FORMATION OF LIMITED LIABILITY COMPANY..........................................................1
                  2.1      Formation.  ...........................................................................1
                  2.2      Company Name...........................................................................1
                  2.3      The Certificate, Etc...................................................................2
                  2.4      Principal Business Office, Registered Office and Registered Agent......................2
                  2.5      Term of the Company....................................................................2
                  2.6      Purposes...............................................................................2
                  2.7      Powers.................................................................................2

 ARTICLE 3        CAPITALIZATION..................................................................................3
                  3.1      Initial Capital Contributions..........................................................3
                  3.2      ATS Construction Funding...............................................................3
                  3.3      Other Required Funds...................................................................4
                  3.4      Capital Accounts. .....................................................................5
                  3.5      Transfer of Capital Accounts...........................................................6
                  3.6      Deficit Capital Accounts...............................................................6
                  3.7      Additional Equity......................................................................6

ARTICLE 4         BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS ......................................................6
                  4.1      Fiscal Year............................................................................6
                  4.2      Method of Accounting and Taxation......................................................6
                  4.3      Books and Records and Inspection.......................................................6
                  4.4      Reports................................................................................7
                  4.5      Filing of Returns and Other Writings; Tax Matters Member.  ............................8

ARTICLE 5         ALLOCATIONS.....................................................................................8
                  5.1      Allocations of Profit and Loss.........................................................8
                  5.2      Section 754 Election...................................................................9
                  5.3      Allocations for Tax and Book Purposes..................................................9
                  5.4      Certain Accounting Matters.............................................................9
                  5.5      Tax Allocations; Code Section 704(c)...................................................9
                  5.6      Compliance With Section 704(b).........................................................9
                  5.7      Curative Allocations..................................................................10

 ARTICLE 6        DISTRIBUTIONS..................................................................................11
                  6.1      Distributions Other Than Proceeds of Any Liquidating Transaction......................11
                  6.2      Proceeds of Any Liquidating Transaction...............................................11
                  6.3      Liquidation of Member's Interest......................................................11

ARTICLE 7         RIGHTS AND OBLIGATIONS OF MEMBERS..............................................................12
                  7.1      Limited Liability.....................................................................12
                  7.2      Management and Control, Etc...........................................................12
                  7.3      Evidence of Authority, Etc............................................................13
                  7.4      Other Business, Etc...................................................................14
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                  7.5      Indemnification.......................................................................14
                  7.6      Agreements with Affiliates............................................................15
                  7.7      Payment of Expenses; Compensation.....................................................15

ARTICLE 8         TRANSFERS OF INTERESTS, ETC....................................................................15
                  8.1      Consent Required......................................................................15
                  8.2      Right of First Refusal................................................................16
                  8.3      Buy/Sell..............................................................................16
                  8.4      CSD Right/Obligation of Exchange.  ...................................................18
                  8.5      Obligations and Rights of Transferees and Assignees...................................19
                  8.6      Non-Recognition of Certain Transfers..................................................19
                  8.7      Required Amendments; Continuation.....................................................19
                  8.8      Resignation...........................................................................19

ARTICLE 9         TERMINATION....................................................................................20
                  9.1      Events of Dissolution.................................................................20
                  9.2      Application of Assets.................................................................20
                  9.3      Distributions in Liquidation..........................................................20

ARTICLE 10        MISCELLANEOUS..................................................................................20
                  10.1     Notices...............................................................................20
                  10.2     Specific Performance; Other Rights and Remedies.......................................21
                  10.3     Severability..........................................................................21
                  10.4     Counterparts..........................................................................21
                  10.5     Section Headings......................................................................21
                  10.6     Title to Company Property.............................................................21
                  10.7     Governing Law.........................................................................22
                  10.8     Further Acts..........................................................................22
                  10.9     Entire Agreement......................................................................22
                  10.10    Assignment............................................................................22
                  10.11    Parties in Interest...................................................................22
                  10.12    Mutual Drafting.......................................................................22
                  10.13    Amendments; Waivers...................................................................22
                  10.14    Schedule..............................................................................23
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Member Schedule - Initial Capital Contributions of the Members

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                     COMMUNICATION SYSTEMS DEVELOPMENT, LLC

                     AGREEMENT OF LIMITED LIABILITY COMPANY


         THIS AGREEMENT OF LIMITED LIABILITY COMPANY of Communication Systems Development, LLC, dated as of May 30, 1997, is entered into by and among American Tower Systems, Inc., a Delaware corporation ("ATS"), and Communication Development Corporation, Inc., a California corporation ("CSD").

                                WITNESSETH THAT:

         WHEREAS, the undersigned desire, by execution of this Agreement, to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. ss.18-101 et seq. (as from time to time amended and including any successor statute of similar import, the "Act");

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         As used herein, unless the context otherwise requires, the terms defined in Appendix A shall have the respective meanings set forth therein. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each document executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.


                                    ARTICLE 2

                     FORMATION OF LIMITED LIABILITY COMPANY

         2.1 Formation. The parties, by execution of this Agreement, hereby enter into and join together in, and do hereby form, the Company as a limited liability company under and pursuant to the Act. Each party hereto represents and warrants that it is duly authorized to join in this Agreement and that the Person executing this Agreement on its behalf is duly authorized to do so.

         2.2 Company Name. The name of the Company shall be Communication Systems Development, LLC. The business of the Company shall be conducted under such name or such other names as may from time be established by a Determination of the Members.
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         2.3 The Certificate, Etc. One or more of the Members, as authorized persons shall execute and file the Certificate, together with a duplicate copy thereof, with the Secretary of State of the State of Delaware, and upon receipt from the Secretary of State of the duplicate copy (and any certificates of amendment thereto that may subsequently be filed) marked "Filed", the Members executing the Certificate shall promptly deliver or mail, or caused to be delivered or mailed, a copy of the Certificate (or any such certificate of amendment) to any Member not so executing the Certificate (or certificate of amendment). The Members hereby agree (or to cause one or more of the individuals designated as managers under Section 7.2 hereof) to execute, file and record such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

         2.4 Principal Business Office, Registered Office and Registered Agent. The principal business office of the Company shall be located at 7488 Shoreline Drive, Suite 1-B, Stockton, California 95219 or at such other location as may hereafter be designated by a Determination of the Members. The registered office of the Company shall be c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The registered agent for service of process on the Company shall be Corporation Service Company, whose address is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The principal business office, the registered office and the registered agent of the Company may be changed from time to time upon a Determination of the Members and in accordance with the then applicable provisions of the Act and any other applicable laws. The Members shall be promptly notified in writing of any change in such principal office, registered office or registered agent for service of process.

         2.5 Term of the Company. The term of the Company shall commence on the date of the initial filing of the Certificate with the office of the Secretary of State of the State of Delaware (the "Effective Date"), and shall continue until December 31, 2047 unless it is sooner dissolved pursuant to the provisions of Section 9.1.

         2.6 Purposes. The purpose of the Company is to engage, whether directly or indirectly, in the development, ownership, operation, management and disposition of communication towers and communication tower sites and to engage in all actions necessary, convenient or incidental to the foregoing. The Company shall not engage in any other business or activity without a Determination of the Members.

         2.7 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

                  (a) acquire by purchase, lease, contribution of property or otherwise and own, hold, sell, convey, transfer or dispose of real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                  (b) act as a general or limited partner of any general or limited partnership of which the Company may be a partner and to exercise all of the powers, duties, rights and responsibilities associated therewith;

                  (c) take any and all actions necessary, convenient or appropriate as the holder of partnership interests, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

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                  (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                  (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

                  (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

                  (g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

                  (h) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Affiliate of a Member, necessary to, in connection with, or incidental to the accomplishment of the purposes of the Company;

                  (i) establish reserves for capital expenditures, working capital, debt service, taxes, assessments, insurance premiums, repairs, improvements, depreciation, depletion, obsolescence, and general maintenance of buildings and other property out of the rents, profits, or other income received;

                  (j) employ or otherwise engage employees, managers, directors, contractors, advisors and consultants (including without limitation any Member) and pay reasonable compensation for such services;

                  (k) enter into partnerships or other ventures with other Persons (including without limitation any Affiliate of any Member) in furtherance of the purposes of the Company; and

                  (l) do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.


                                    ARTICLE 3

                                 CAPITALIZATION

         3.1 Initial Capital Contributions. Each of the Members shall contribute or cause to be contributed to the Company, on the Effective Date, as its Initial Capital Contribution, the cash and other property set forth on the Member Schedule.

         3.2 ATS Construction Funding. ATS agrees to make, from time to time, Additional Capital Contributions for the purposes of constructing communication towers and other improvements on the sites to be acquired by the Company pursuant to the consummation of the transactions contemplated by the

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Acquisition Agreement and, in addition from time to time, for acquiring additional sites and constructing communication towers and other improvements thereon, subject to the following conditions:

                  (i) ATS shall have approved the acquisition of any such additional site for which the Additional Capital Contribution is to be used, such approval not to be unreasonably withheld; and

                  (ii) CSD shall have prepared in good faith, based on the results of comparable sites and towers owned by the Company or any Affiliates of any of the Members, and furnished to ATS not less than thirty (30) days prior to the proposed acquisition of the site a financial analysis of the costs associated with such acquisition, the construction of the communication tower or towers thereon, the estimated revenue to be obtained and expenses to be incurred in the operation and maintenance of such tower or towers.

         Upon receipt of such financial analysis, and such other information as it shall have reasonably requested, ATS shall determine, in good faith, whether it reasonably believes that the proposed project is in the best interests of the Company. In the event it agrees that they will or is, as the case may be, it shall be obligated to make the Additional Capital Contribution referred to in such financial analysis in a timely manner in order to facilitate the acquisition of the site and the construction of the communication tower or towers. Any Additional Capital Contribution made by ATS pursuant to the provisions of this Section will not in any way result in a change or modification as to any Member's Company Interest as initially set forth in the Member Schedule, but shall only be reflected as an increase in ATS' Capital Account. In the event ATS shall not have given written notice to CSD of its objection (an "Objection Notice") to the acquisition within ten (10) days of the receipt of such financial analysis (and any other information with respect thereto which it has reasonably requested), it shall be deemed to have approved such acquisition and shall be obligated to make such Additional Capital Contribution. In the event ATS shall have given an Objection Notice (which shall specify in reasonable detail the basis thereof), CSD and ATS shall negotiate in good faith in an effort to resolve their differences to the end that ATS would be willing to make the Additional Capital Contribution. In the event ATS and CSD are unable to resolve their differences within twenty (20) days, CSD shall have the right, in its sole and absolute discretion, to (x) make the Additional Capital Contribution on the same terms and conditions as ATS would otherwise have made such Additional Capital Contribution, (ii) to advance the required funds in the form of a Member Loan, (iii) to obtain such funds as a loan from an Unaffiliated Person in accordance with the provisions of Section 3.3 (in which event no Determination of the Members will be required), or (iv) to acquire such site and construct such tower or towers for its own account or for the account of any Affiliate of CSD.

         Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, ATS shall advance all funds to finance the construction of communication towers on the initial sixty (60) sites acquired by the Company upon its formation and the consummation of the transactions contemplated by the Acquisition Agreement in the form of Additional Capital Contributions and not in the form of Member Loans or loans from one or more Unaffiliated Persons.

         3.3 Other Required Funds. In the event that in the judgment of Members representing a Determination of the Members additional funds are required by the Company for any Company purpose which ATS is not obligated to fund pursuant to the provisions of Section 3.2, the Members may elect, upon a Determination of the Members, but subject in any event to the provisions of Section 7.2, to obtain such funds as a loan from any Unaffiliated Person upon such terms and conditions as the Members, by Determination of the Members, deem appropriate or, in the alternative, the Members may elect, by Unanimous Determination of the Members, to cause each Member to advance, as an Additional Capital Contribution, its proportionate share, based upon the Company Interests of all Members, or in such other proportion as shall be fixed by a Unanimous Determination of the Members, of the total amount so required,

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it being expressly understood that no Member may be required to make an
Additional Capital Contribution and no such Additional Capital Contribution shall be made by any Member, unless the same shall have been approved by Unanimous Determination of the Members. CSD shall also have the right, pursuant to the provisions of Section 3.2, to obtain funds as a loan from any Unaffiliated Person.

         In the event that additional funds are required for any Company purpose which ATS is not obligated to fund pursuant to the provisions of Section 3.2, and provided that the Members are unable to obtain, or agree upon terms with respect to, a loan from an Unaffiliated Person of such funds or if the Members fail to agree, by Unanimous Determination of the Members, to advance the same as Additional Capital Contributions, then any Member may, by written notice to each Member, propose that the same be advanced as loans from the Members. Any such loan (each a "Member Loan") shall bear interest at an annual rate of interest, compounded quarterly, equal to the Prime Rate plus two (2) percentage points and shall be payable, on a priority basis, out of Cash Flow and at liquidation of the Company, all as further provided in Article 6. Any such Member Loan may be advanced by all of the Members, pro rata in proportion to Company Interests, or, in the event that any Member declines to participate in any such Member Loan by advancing its share thereof within ten (10) days after receipt of a written proposal with respect to such loan, by any Member or Members who determine to participate therein, it being expressly understood and agreed that no Member shall have any obligation to participate in any Member Loan so proposed. To the extent that any Member declines to participate in any Member Loan so proposed, that Member's portion of the Member Loan so proposed shall be allocated to the Member or Members who elect to participate therein in such proportions as such other Members may agree or, in the absence of such agreement, pro rata among all Members electing to participate therein in proportion to their respective Company Interests.

         3.4 Capital Accounts. A separate capital account (a "Capital Account") shall be established and maintained for each Member in accordance with the following provisions:

                  (a) To each Member's Capital Account there shall be credited the amount of cash and fair market value of the property actually contributed to the Company pursuant to Sections 3.1, 3.2 and 3.3, such Member's allocable share of Profit and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member.

                  (b) To each Member's Capital Account there shall be debited the amount of cash and the fair market value of any Company property distributed to such Member pursuant to any provision of this Agreement, such Member's allocable share of Loss and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

                  (c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

                  (d) A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company except as provided in Article 6; nor shall a Member be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein. No loan made to the Company by any Member shall constitute a Capital Contribution to the Company for any purpose.

                  (e) Except as required by the Act, no Member shall have any liability for the return of the Capital Contribution of any other Member. A Member who has more than one interest in the

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         Company shall have a single Capital Account that reflects all such interests, regardless of the class of interest owned and regardless of the time or manner in which the interests were acquired.

         3.5 Transfer of Capital Accounts. The original Capital Account established for each substituted Member shall be in the same amount as the Capital Account of the Member which such substituted Member succeeds, at the time such substituted Member is admitted to the Company. The Capital Account of any Member whose interest in the Company shall be increased by means of the transfer to it of all or part of the interest in the Company of another Member shall be appropriately adjusted to reflect such transfer. Any reference in this Agreement to a Capital Contribution of or distribution to a then Member shall include a Capital Contribution or distribution previously made by or to any prior Member on account of the Company interest of such then Member.

         3.6 Deficit Capital Accounts. No Member with a deficit in his Capital Account shall be obligated to restore such deficit balance or make a Capital Contribution to the Company solely by reason of such deficit.

         3.7 Additional Equity. If the Members, by a Unanimous Determination of the Members, conclude that an additional equity investment in the Company is necessary and desirable, the Board shall determine the value of the outstanding equity of the Company, and based on such value, shall determine the price for the additional equity to be issued. Each Member shall be entitled to subscribe for such Member's proportionate share (based on its Company Interest) of such additional equity. If any Member shall subscribe for less than its proportionate share, the excess shall then be offered to the fully-subscribing Members. Any portion not subscribed for by Members may then be offered to Persons who are not Members. If it is necessary to offer such equity to Persons who are not Members on terms more favorable than the terms originally accepted by Members, all of the equity originally subscribed for by the Members shall be issued on the terms the equity was offered to Persons who are not Members. The Board shall establish procedures for each equity issuance that will assure that each Member has an equitable and fair opportunity to subscribe for such equity, exercise its right to preserve its relative Company Interest and exercise its right of first refusal before any equity is offered to Persons who are not Members.

         3.8 Additional Members. No additional Members may be admitted to the Company without a Unanimous Determination of the Members, other than pursuant to the provisions of Section 3.6 or Article 8.


                                    ARTICLE 4

                    BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS

         4.1 Fiscal Year. The fiscal year of the Company shall be the calendar year (the "Year"), or such other year as shall be required under the Code.

         4.2 Method of Accounting and Taxation. The books of account of the Company (other than books required to maintain Capital Accounts) shall be maintained on an accrual basis and otherwise in accordance with GAAP. It is the intention of the Members that the Company be taxed as a partnership for Federal income tax purposes and the Members shall take all action and make all elections necessary to ensure that the Company is so taxed.

         4.3 Books and Records and Inspection.

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                  (a) Books of Account and Records. Proper and complete records and books of account of the Company's business, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required by law, shall be kept by the Company at the Company's principal office and place of business. To the extent required by law, the Company shall also keep, at its principal office and place of business, all records, required by the Act.

                  (b) Inspection. Each Member shall have the right, at all reasonable times and upon reasonable notice during usual business hours, to audit, examine and make copies of or extracts from the books of account of the Company for any purpose reasonably related to such Member's interest as a member of the Company. Such right may be exercised through any agent or employee of such Member designated by it or by a certified public accountant designated by such Member. A Member shall bear all expenses incurred in any examination made for such Member's account.

         4.4 Reports.

                  (a) Monthly Reports. The Company shall prepare and deliver or cause to be delivered to each Member, within thirty (30) days after the end of each calendar month:

                           (i) a management-prepared balance sheet, income
                  statement and cash flow statement for the Company with respect to such calendar month just ending and the fiscal year to date;

                           (ii) a management-prepared statement of income for
                  the Company comparing the actual results for the month and the fiscal year to date with budgeted amounts as set forth in the most recently approved Annual Budget; and

                           (iii) (A) a narrative report concerning the
                  operations of the Company, including the matters set forth in the profit and loss and cash flow statements and the variance report described above; and (B) as of the end of each calendar quarter, the balance of each Member's Capital Account.

                  The monthly financial statements and other reports and information shall be certified as accurate in all material respects by an officer of the Company to his best knowledge and belief.

                  (b) Annual Report. The Company shall prepare and deliver or cause to be delivered to each Member, within eighty (80) days after the end of each fiscal year, an annual report for the Company containing the following:

                           (i) a balance sheet for the Company as of the end of
                  such Year, and statements of income, Members' capital and statement of cash flows for the Company for such year;

                           (ii) a general description of the activities of the
                  Company during the period covered by the report; and

                           (iii) a report of any transactions between the
                  Company and any Member or Affiliates with respect thereto, including fees or compensation paid by the Company and the services performed by the Members or any Affiliates thereof for such fees or compensation.

                  The annual financial statements of the Company shall be audited (which audit shall be conducted in accordance with GAAP) and certified by the Accountants.

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                  (c) Other Information. Forthwith upon request of any Member, the Company shall, at the cost and expense of the Company, furnish (or cause to be furnished) to each Member such information bearing on the financial condition and operations of the Company as any such Member may from time to time reasonably request. Upon obtaining knowledge thereof, the Company shall furnish to each Member prompt written notice of any events or occurrences not otherwise provided for in this Section
         4.4 which may materially and adversely affect the Company.

         4.5 Filing of Returns and Other Writings; Tax Matters Member.

                  (a) The Tax Matters Member shall cause the preparation and timely filing of all Company tax returns and shall, on behalf of the Company, timely file all other writings required by any governmental authority having jurisdiction to require such filing.

                  (b) Unless and until the Members shall otherwise direct by Determination of the Members, ATS will serve as the "tax matters partner" (as such term is defined in Section 6231(a)(7) of the Code, the "Tax Matters Member") for purposes of Section 6231 of the Code.

                  (c) The Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Member for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Member in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.

                  (d) The provisions of this Section shall survive the termination of the Company or the termination of any Member's interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the Federal income taxation of the Company or the Members.

                  (e) The Members agree to file all tax returns in a manner consistent with all Company tax returns.


                                    ARTICLE 5

                                   ALLOCATIONS

         5.1 Allocations of Profit and Loss.

                  (a) Profit. After giving effect to the special allocations set forth in Section 5.6 and taking into account any curative allocations in Section 5.7, Profit of the Company for each fiscal year or other period shall be allocated among the Members as follows:

                  (i) first, to the Members in the amounts and proportions necessary to reverse, on a cumulative basis and without duplication, all allocations of Loss to the Members pursuant to Section 5.1(b)(iii) over the life of the Company;

                  (ii) second, to the Members in the amounts and proportions necessary to reverse, on a cumulative basis and without duplication, all allocations of Loss to the Members pursuant to Section 5.1(b)(ii) over the life of the Company; and

                  (iii) the balance, to the Members in accordance with their Company Interests.

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                  (b) Loss. After giving effect to the special allocations set forth in Section 5.6 and taking into account any curative allocations in Section 5.7, Loss of the Company for each fiscal year or other period shall be allocated among the Members as follows:

                  (i) first, to the Members in the amounts and proportions necessary to reverse, on a cumulative basis and without duplication, all allocations of Profit to the Members pursuant to Section 5.1(a)(iii) over the life of the Company;

                  (ii) second, to the Members with positive balances in their Capital Accounts, in accordance with their Company Interests until the Capital Accounts of all Members are reduced to zero; and

                  (iii) the balance, to the Members in accordance with their Company Interests.

         5.2 Section 754 Election. Upon the request of any Member, the Company shall elect, pursuant to Section 754 of the Code, to adjust the basis of Company property as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for Federal (and, if applicable, state and local) income tax purposes and shall not result in any adjustment to the Book Value of any Company asset or to the Members' Capital Accounts (except as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(m)) or in the determination or allocation of Profit or Loss for purposes other than such tax purposes.

         5.3 Allocations for Tax and Book Purposes. Except as otherwise provided herein, any allocation to a Member for a fiscal year or other period of a portion of the Profit or Loss, or of a specially allocated item, shall be determined to be an allocation to that Member of the same proportionate part of each item of income, gain, loss, deduction or credit, as the case may be, as is earned, realized or available by or to the Company for Federal tax purposes.

         5.4 Certain Accounting Matters. For purposes of determining Profit, Loss or any other items allocable to any period, Profit, Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the Managers using any permissible method under Section 706 of the Code and the Treasury Regulations promulgated thereunder.

         5.5 Tax Allocations; Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its fair market value at the time of contribution. In the event that the Book Value of any Company asset is subsequently adjusted in accordance with the last sentence of the definition of Book Value, any allocation of income, gain, loss and deduction with respect to such asset shall thereafter take account of any variation between the adjusted tax basis of the asset to the Company and its Book Value in the same manner as under Section 704(c) of the Code and any Treasury Regulations promulgated thereunder. Any elections or other decisions relating to such allocations shall be made by the Managers in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this section are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Members' Capital Account or share of Profit, Loss or distributions pursuant to any provision of this Agreement.

         5.6 Compliance With Section 704(b).

                  (a) Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes the Member to have, or increases the amount of a Member's, deficit Adjusted Capital Account Balance, items of Company income and gain shall be specially allocated to such Member in accordance with the requirements of Regulations Section 1.704-1(b)(2)(ii)(d). This Section 5.6(a) is intended to comply with the qualified income offset provision of such Regulations Section, and shall be interpreted consistently therewith.

                  (b) Gross Income Allocation. If any Member would otherwise have a deficit Adjusted Capital Account Balance as of the last day of any fiscal year or other period, items of income and gain of the Company shall be specially allocated to such Member (in the manner specified in Section 5.6(a) hereof) so as to eliminate such deficit Adjusted Capital Account Balance as quickly as possible, provided that an allocation pursuant to this Section 5.6(b) shall be made only if and to the extent that such Member would have a deficit Adjusted Capital Account Balance after all other allocations provided for in this Agreement have been tentatively made as if this Section 5.6(b) were not in this Agreement.

                  (c) Limitation on Loss Allocations. No item of deduction or loss of the Company shall be allocated to a Member if such allocation would cause or increase a deficit Adjusted Capital Account Balance. In the event that some but not all of the Members would have deficit Adjusted Capital Account Balances as a result of an allocation of Loss pursuant to this Article 5, the limitation set forth in this Section 5.6(c) shall be applied on a Member by Member basis so as to allocate the maximum permissible Loss to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

                  (d) Minimum Gain Chargeback. Notwithstanding any other provision of this Article 5, if there is a net decrease in "partnership minimum gain" or "partner nonrecourse debt minimum gain" of the Company (as such terms are defined in Regulations Section 1.704-2) during any fiscal year or other period, prior to any other allocation pursuant hereto, items of Company income and gain for such fiscal year or other period (and, if necessary, for subsequent fiscal years or periods) shall be specially allocated among the Members in accordance with Regulations Sections 1.704-2(f) and (i). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and (j)(2).

                  (e) Allocation of "Partner Nonrecourse Deductions". "Partner nonrecourse deductions" as defined in Section 1.704-2(i)(1) of the Treasury Regulations for any fiscal year or other period shall be specially allocated to the Members who bear the economic risk of loss for the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable, as provided in Section 1.704-2(i)(1) of the Treasury Regulations.

                  (f) Allocation of "Nonrecourse Deductions". "Nonrecourse deductions" as such term is defined in Section 1.704-2(b)(1) of the Treasury Regulations for any fiscal year or other period shall be allocated to the Members in accordance with their respective Company Interests.

         5.7 Curative Allocations. The allocations set forth in Section 5.6 (the "Regulatory Allocations") are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Members (in the same year, and to the extent necessary, in subsequent years) in a manner consistent with Treasury Regulation section 1.704-1(b) and 1.704-2 so as to prevent the Regulatory Allocations from distorting the manner in which Company Profits, Losses and other items are intended to be allocated among the Members pursuant to this Article 5.


                                    ARTICLE 6

                                  DISTRIBUTIONS

         6.1 Distributions Other Than Proceeds of Any Liquidating Transaction. Subject to Section 18-607 of the Act, the Company shall distribute Cash Flow to each Member, on a monthly basis, in the following manner:

                  (a) first, up to thirty percent (30%) of Cash Flow to the Members in payment of any Member Loans in proportion to the outstanding balances of such Member Loans held by each Member (amounts so paid to be applied first to interest accrued and unpaid, and then to outstanding principal); and

                  (b) the balance, to the Members in accordance with their respective Company Interests at the time of distribution.

         6.2 Proceeds of Any Liquidating Transaction. Upon the occurrence of any transaction (a "Liquidating Transaction") involving the sale or other disposition of all or substantially all of the assets of the Company, all proceeds resulting therefrom (and all cash available from any other source during the period of winding up of the Company) shall be applied as follows:

                  (a) first, to the payment of, or of the making of reasonable provisions for payment of, any debts or liabilities of the Company to creditors (other than Members as holders of Member Loans);

                  (b) second, to the Members in payment of any Member Loans in proportion to the outstanding balances of such Member Loans held by each Member (with amounts so paid to be applied first to interest and then to principal); and,

                  (c) the balance, to the Members in proportion to and to the extent of the positive balances of the Capital Accounts of the Members (after reflecting in such Capital Accounts all adjustments thereto necessitated by (i) all other Company transactions for the Fiscal Year of the Company in which such Liquidating Transaction occurs prior to or simultaneously with such Liquidating Transaction and (ii) such Liquidating Transaction).

         It is understood and agreed that all payments under this Section shall be made as soon as reasonably practicable and in any event by the end of the Fiscal Year in which such Liquidating Transaction occurs or, if later, within ninety (90) days after the date of such Liquidating Transaction.

         6.3 Liquidation of Member's Interest. Upon liquidation of a Member's interest in the Company, other than in connection with a Liquidating Transaction, liquidating distributions to such Member shall be made in accordance with Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

                                    ARTICLE 7

                        RIGHTS AND OBLIGATIONS OF MEMBERS

         7.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company. The Members shall not be required to lend any funds to the Company. Each of the Members shall only be liable to make payment of its respective contributions as and when due hereunder and other payments as expressly provided in this Agreement. If and to the extent a Member's contribution shall be fully paid, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions.

         To the extent that, at law or in equity, any Affiliate of a Member or any manager, officer, stockholder, employee, agent or representative of a Member or such Affiliate has duties (including fiduciary duties) and liabilities to the Company or to the Members, no such Person shall be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement, including without limitation Section 7.4, which, in the event of any conflict with any such duties, shall govern.

         7.2 Management and Control, Etc. Management and control of the Company shall be vested in the Members and all material decisions with respect to management, control, operation and disposition of the business and assets of the Company shall, except as otherwise specifically provided in this Agreement, be made by Determination of the Members.

         There shall be established by the Members a Board of Managers of the Company (the "Board"), composed of five managers, designated as hereinafter set forth. The Board shall meet on a regular basis, not less frequently than quarterly, to review the operations of the Company, and any Determination of the Members, required or permitted to be taken under this Agreement may be accomplished by action of a majority of the managers (or, in the case of any Unanimous Determination of the Members, by action of all of the managers), either at a meeting of the Board or by written consent. The Board may also appoint a Chairman, President, one or more Vice Presidents, a Treasurer and a Secretary and such other officers as the Board shall deem appropriate, each of which officers may, to the extent provided by the Board, have the powers attendant to a similar officer of a Delaware corporation.

         Each of ATS and CSD shall have the right, from time to time, to designate three managers and two managers, respectively, to the Board. Any manager may be removed, with or without cause, and a successor appointed at any time by the Member or Members responsible for designation of such manager and any Member entitled to do so may also designate one or more alternates to serve in the place of any manager designated by such Member who may temporarily be unavailable to act with respect to Company matters. In the event of any transfer by any Member or by any of its successors and assigns, of any interest in the Company in accordance with Article 8, (a) the assigning Member shall be deemed to have assigned its right to designate a manager or managers under this Section to its assignee in the event that such assignment is of the assignor's then entire interest as a Member of the Company and the assignee is admitted as a Member in accordance with Article 8, and (b) the assigning Member shall have the right to transfer its right to designate a manager, by express statement of exercise of such right in the applicable instrument of assignment; provided, however, that the assignee of such right is, or will be upon completion of such transfer, the holder of not less than ten percent (10%) of the Company Interests and the assignee is admitted as a Member in accordance with Article 8.

         The Company shall pay the reasonable out-of-pocket expenses, including travel and lodging, of each manager (including any manager-alternate) acting in connection with the business of the Company.

         From time to time upon request, the Company will furnish to each Member such information regarding the business, properties, financial condition and results of operation of the Company in such detail as may reasonably be requested; and the Company covenants and agrees that any authorized representative of any such Member shall have the right, reasonably exercisable, to visit and inspect any of the properties of the Company during normal business hours and in a manner so as to not interfere with the operations and business of the Company, to examine and to discuss their affairs, finances and accounts with, and be advised as to the same by, their officers, all at such reasonable times and intervals as such Member may reasonably request.

         Notwithstanding anything to the contrary in this Agreement, the Company shall not take any of the following actions without first obtaining the Unanimous Determination of the Members, which approval shall be given or withheld at the absolute discretion of the Members:

         (a) sell or exchange all or substantially all of the assets of the Company;

         (b) issue any additional Company Interests, or admit the transferee of a Member's Company Interest as a substitute Member under Section 8.2 hereof;

         (c) dissolve the Company, or continue the Company after its dissolution due to the withdrawal of a Member (or if there are none, of any Member) as provided in Section 9.1 hereof;

         (d) merge or consolidate the Company with another business entity under the Act, unless the Members of the Company immediately prior to such merger or consolidation own not less than a majority of the voting interests in the survivor, whether or not the Company, of such merger or consolidation;

         (e) file any voluntary petitions for the Company under Title XI of the United States Code, the Bankruptcy Act, or consent to the filing of any involuntary petition for the Company thereunder, or seek the protection of any other federal, state, bankruptcy or insolvency law or debtor relief statutes;

         (f) borrow any funds other than in the ordinary course of business or if, as a result thereof, the aggregate principal amount of indebtedness of the Company outstanding would exceed seventy-five percent (75%) of the fair market value of the assets of the Company; or

         (g) establish any extraordinary reserves (i.e., reserves other than those in the ordinary course of business which shall include, without limitation, those with respect to capital expenditures).

         7.3 Evidence of Authority, Etc. Any Person dealing with the Company may rely on a certificate signed by any Member:

                  (a) as to who are the Members or managers, officers, employees or agents of the Company;

                  (b) as to the existence or nonexistence of any fact or facts which constitute conditions precedent to acts by the Members or any such manager, officer, employee or agent or in any other manner germane to the affairs of the Company;

                  (c) as to who is authorized to execute and deliver any instrument or document on behalf of the Company;

                  (d) as to the authenticity of any copy of this Agreement and amendments hereto;

                  (e) as to any act or failure to act by the Company or as to any other matter whatsoever involving the Company, any Member or any manager, officer, employee or agent; or

                  (f) as to the authority of any Member or any manager, officer, employee or agent or other Person to act on behalf of the Company.

         7.4 Other Business, Etc. Except as hereinafter set forth in this Section (or in any separate agreement between the Company and any such Person), any Member and any Affiliate of a Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others and none of the Company or the other Members shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

         To the extent that, at law or in equity, any Affiliate of a Member or any director, officer, stockholder, employee, agent or representative of a Member or such Affiliate has duties (including fiduciary duties) and liabilities to the Company or to the Members, no such Person shall be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of any such Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Person.

         Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, it is the intent and understanding of the Members, and each of ATS and CSD covenant and agree as follows:

         (a) except as set forth in the Exceptions Schedule, all future acquisition of sites, whether in fee ownership, pursuant to a leasehold interest, or otherwise, for the construction of communication towers, and all future construction of communication towers, by CSD or any of its Affiliates will be offered to the Company and neither CSD nor any of its Affiliates will, directly or indirectly (as a stockholder, member, partner, trustee or otherwise) own, construct, operate, manage, finance or otherwise be involved with any communication towers, unless ATS shall have failed to approve the acquisition of site pursuant to the provisions of Section 3.2; and

         (b)  the Company will enter into a Management Agreement with ATS.

         7.5 Indemnification. No Member, manager or officer of the Company shall be liable to any other Member or any other Person who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member, manager of officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, manager or officer by this Agreement, except that a Member, manager of officer of the Company shall be liable for any such loss, damage or claim incurred by reason of such Person's gross negligence or willful misconduct. To the full extent permitted by applicable law, a Member, manager or officer of the Company shall be entitled to indemnification from the Company for any loss, damage or claim by reason of any act or omission performed or omitted by such Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on it by this Agreement, except that no Member, manager or officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by it by reason of the Person's gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

         7.6 Agreements with Affiliates. The Company may enter into agreements with any Member or Affiliate of a Member for the acquisition of property or rendition of services, provided that the acquisition of such property from, or the rendition of such services by, such Member or Affiliate has previously been approved by a Unanimous Determination of the Members. The affected Member shall in each case disclose in advance the existence of any such affiliation to the other Members.

         7.7 Payment of Expenses; Compensation. Promptly following the Effective Date, or as the Members may, by Determination of the Members, otherwise agree, the Company shall reimburse each Member for such reasonable fees and costs incurred and reasonable out-of-pocket expenditures relating to the formation of the Company and the preparation of the associated documentation as may have been approved by a Determination of the Members. Except as expressly set forth in this Agreement, or as otherwise approved by a Determination of the Members, no Member or manager shall receive any compensation for performing its duties hereunder.


                                   ARTICLE 8

                         TRANSFERS OF INTERESTS, ETC.

         8.1 Consent Required. Except as otherwise contemplated by Section 8.2 or as permitted by the succeeding paragraphs of this Section, no Member shall suffer or permit any transfer, whether direct or indirect, voluntary or involuntary, of all or any portion of such Member's Company Interest without an approval given by Determination of the Members representing a majority of the Company Interests held by the non-transferring Members, which approval may be given or withheld by the non-transferring Members in their sole and absolute discretion. Notwithstanding the foregoing, a Member may, without the approval of the other Members, transfer an economic Company Interest pursuant to a Permitted Transfer, in which event the assignee shall be entitled to the share of Profit or Loss and any distribution or return of Capital Contributions and any credit or other item properly allocable to the Company Interest to be transferred. However, unless and until any such transfer of an economic interest shall have been approved by a Determination of the Members representing a majority in interest of the Company Interests held by the non- transferring Members, which approval may be given or withheld by the non-transferring Members in their sole and absolute discretion, the assignee shall not be entitled to be admitted as a Member of the Company and the assignor shall continue as a Member of the Company for all other purposes of this Agreement. In addition, any assignee of an economic Company Interest pursuant to the foregoing provisions of this paragraph who has not been admitted as a Member may further assign such interest provided that such assignment is carried out in accordance with and subject to the provisions of this Article, in all respects as if or with the same effect as if such assignee were a Member.

         The foregoing provisions of this Section shall not be deemed to restrict any transfer of an interest in ATS or CSD, except as otherwise specifically provided.

         Anything in this Section 8.1 or elsewhere in this Agreement to the contrary notwithstanding, ATS may, without the approval of the other Members, pledge all or any portion of its interests to one or more banks or other financial institutions pursuant to any bona fide borrowing arrangements, which, upon foreclosure, shall succeed to the interest of ATS and may become a Member without the consent of any other Member being required.

         8.2  Right of First Refusal.

         (a) If any Member (the "Offeror") desires, at any time, to transfer all or any part of its Company Interest other than as permitted by Section 8.1 or other than pursuant to a Permitted Transfer, it shall submit to the other Members (the "Offerees") a true copy of an offer to purchase such Company Interest (the "Offer"), which shall in any event disclose the price and terms of such proposed sale and the name and address of the proposed purchaser. The Offerees shall have the absolute right to purchase such Company Interest upon the terms and conditions as set forth in the Offer. Each Offeree shall, within thirty (30) days of such receipt, specify in a notice to the Offeror whether or not it desires to accept the Offer, and upon acceptance of the Offer, the same shall constitute a binding agreement of purchase and sale between the parties. Failure to send such notification within thirty (30) days shall constitute an election to reject the Offer. The Offeror may sell its Company Interest, to the extent the Offer was not so accepted, to the proposed purchaser whose name and address were disclosed in the Offer, but only upon the same terms and conditions set forth therein and within sixty (60) days after the expiration of said thirty
(30) day period during which the Offeree had the right to accept the Offer; otherwise, any such sale shall be null and void and of no force or effect whatever.

         (b) In the event that two or more of the Offerees desire to accept any Offer, and if such Offerees are unable to agree among themselves as to the apportionment thereof, each accepting Offeree shall be entitled to acquire a portion of the offered Company Interest based upon the ratio which the Company Interest of each such accepting Offeree bears to the aggregate Company Interests of all such accepting Offerees.

         (c) No Offeree shall have any obligation, by reason of acceptance or rejection of any Offer pursuant to this Section to compensate any broker retained by any Offeror or third party with respect to any proposed transfer of an Company Interest.

         (d) Each Member shall use reasonable efforts to keep the other Members apprised with respect to any inquiries or proposals regarding the sale of such Member's Company Interest.

         8.3 Buy/Sell. A Member (for purposes of this Section the "Initiating Member") may (a) in the event that there shall be a transfer of majority ownership or control of CSD to any Person in competition with the Company, at any time within ninety (90) days after receipt of notice of such transfer of ownership or control (in which event only another Member may be the Initiating Member), or (b) in the event an Act of Bankruptcy occurs with respect to a Member (in which event only another Member may be the Initiating Member), by notice to the other Members (for purposes of this Section, "Other Members") require the Other Members to elect either to sell their respective entire Company Interests and any Member Loans to the Initiating Member or to purchase the entire interest of the Initiating Member in the Company and any Member Loans for a price computed by reference to an amount stated in the Initiating Member's notice (the "Stated Amount"). The purchase price shall equal the amount such Member would receive as a distribution from the Company in respect of such Member's Company Interest and in repayment of any Member Loans if (i) all of the assets of the Company were sold on the closing date under this Section for the Stated Amount, (ii) the Company were dissolved in accordance with Section 9.1, and (iii) the proceeds of sale were applied in accordance with Section 9.3, it being understood that the applicable purchase price for such Company Interest and Member Loans shall be determined by the affected Members if they can agree upon the same within ten (10) days prior to the closing date and otherwise the same shall be determined on such date by the Accountants (with any such determination by the Accountants to be binding upon all Members in the absence of manifest error). Each of the Other Members shall have thirty (30) after receipt of the Initiating Member's notice within which to elect whether he shall buy the Initiating Member's Company Interest and Member Loans or sell his Company Interest and Member Loans based upon the Stated Amount. If any of the Other

Members fails to make an election within such period, he shall be deemed to have elected to sell his Company Interest and Member Loans to the Initiating Member.

         The closing pursuant to this Section shall occur on the sixtieth (60th) day after the election (or deemed election) to purchase or sell has been made, or at such earlier date as the purchasing Member(s) may specify on ten (10) days prior written notice; provided, however, that each of the following (unless and except to the extent waived by the purchasing Member(s)) shall be a condition of the obligation of the purchasing Member(s) to proceed with any such purchase:
(a) that the Company shall have continued to be operated in accordance with this Agreement in all material respects through the date of sale, (b) that the purchasing Member(s) shall have obtained all lender and other third-party consents, if any, required in connection with such sale, and (c) that there shall be no suit, action or proceeding pending on the date of sale before or by any court or governmental body seeking to restrain or prohibit, or material damages or other relief in connection with, the sale; provided further, however, the Company shall agree to indemnify and hold harmless the seller(s) with respect to all Company obligations, whether arising before or after the date of such sale (other than any such obligations resulting from any breach of this Agreement by a selling Member).

         The Company Interest and any applicable Member Loans shall be purchased and the purchase price shall be paid at a closing to be held at the principal business office of the Company. At the closing the Company Interest and Member Loans shall be duly conveyed, free of all liens and encumbrances on the same and the purchase price shall be paid by wire transfer of immediately available Federal funds. At the election of the purchasing Member(s), the Company Interest and the Member Loans to be purchased may be acquired in the name of one or more nominees (whether or not any such nominee is an Affiliate of a purchasing Member), provided, however, that any such nominee is designated by written notice given at least five (5) days prior to the date of Closing.

         Anything in this Section or elsewhere in this Agreement to the contrary notwithstanding, (a) in the event one, but not all, of the Other Members shall elect to purchase the Initiating Member's Company Interest and Member Loans, such election shall take precedence over any election to sell Company Interests and Member Loans to the Initiating Member and any such elections to sell shall be deemed to be an election to sell such Company Interests and Member Loans to the Other Members who have elected to purchase the Company Interests and Member Loans of the Initiating Member, (b), such purchasing Other Members shall have the right but not the obligation to purchase the Company Interests and Member Loans of the non- purchasing Other Members and, after the closing under this Section, the purchasing Other Members and, in the event the purchasing Other Members do not elect to purchase all of the Company Interests and member Loans of the nonpurchasing Other Members, the non-purchasing Other Members shall continue the Company in accordance with this Agreement, and (c) if one or more of the Other Members elect to purchase the Company Interest and Member Loans of the Initiating Member and are unable to agree among themselves as to apportionment thereof, each Other Member shall be entitled to acquire a portion of the Initiating Member's Company Interest and Member Loans based upon the ratio which the Company Interest of each such Other Member bears to the aggregate Company Interests of all of the purchasing Other Members. In no event shall the purchasing Other Members be entitled to purchase less than all of the Company Interest and Member Loans of any nonpurchasing Other Member unless such nonpurchasing Other Member so agree in writing, it being understood, however, that the purchasing Other Members may elect to purchase Company Interests and Member Loans from some but not all of the nonpurchasing Other Members.

         In the event of the failure of a selling Member to proceed with the sale of its Company Interest and Member Loans at the closing as herein provided (other than any failure by reason of the non-occurrence of any condition to such sale herein provided), the same shall constitute a default by such Member under this Agreement and any purchasing Member shall be entitled to pursue any and all remedies available under this Agreement or at law or equity, including specific performance. In the event of the failure of a purchasing

Member (or its nominee) to proceed with the purchase of a Company Interest and Member Loans at the closing as herein provided (other than because a condition to such Member's obligation to make such purchase has not been satisfied), each selling Member may elect, by written notice given to the purchasing Member within thirty (30) days after the date of such failure, either (a) to cause the purchasing Member to sell its Company Interest and Member Loans to such selling Member (or its nominee) at a purchase price for such Company Interest which is ten percent (10%) less than the price which the defaulting purchasing Member would have received if it had initially agreed to sell its Company Interest at a price determined by reference to the Stated Amount or (b) to pursue any and all remedies available under this Agreement or at law or in equity, including specific performance. If a selling Member elects within the aforesaid thirty
(30) day period to cause such defaulting purchasing Member to sell the Company Interest and Member Loans, the closing shall occur on the sixtieth (60th) day after the election to purchase has been given, or at such earlier date as the electing Member may specify on ten (10) days prior written notice; provided, however, that it shall be a condition of the electing Member's obligation to proceed, in the case of the electing Member as buyer, that the conditions set forth in the second paragraph of this Section are satisfied and, in the case of the former purchasing Member as seller, that the conditions set forth in the immediately preceding paragraph are satisfied.

         8.4 CSD Right/Obligation of Exchange. In conjunction with the initial public offering of the common stock of ATS (the "ATS IPO") (including an initial public offering which takes the form of a merger with an existing publicly traded company), CSD shall have the right, and ATS shall have the right to require CSD, to exchange all but not less than all of CSD's Company Interest for shares of common stock of ATS (of the class which is the subject of the ATS IPO, the "ATS Common Stock") on the terms and subject to the conditions of this Section. ATS agrees that it shall give prompt written notice (which notice shall include the estimate initial public offering price or the range thereof and whether ATS has elected to require CSD to exchange its Company Interest for shares of ATS Common Stock pursuant to the provisions of this Section) to CSD of its determination to proceed with the ATS IPO. In the event ATS shall not have elected to require CSD to exchange its Company Interest for shares of ATS Common Stock pursuant to the provisions of this Section, CSD shall have the right, exercisable within twenty (20) days of receipt of such notice, to elect to exchange all but not less than all of its Company Interest for shares of ATS Common Stock. Failure of CSD to deliver a timely notice of election to so exchange its Company Interest shall be deemed to be an election not to exchange its Company Interest.

         In the event CSD elects to exchange its Company Interest, ATS and CSD shall attempt in good faith to agree upon a fair market value for CSD's Company Interest. In the event ATS and CSD are unable to agree upon such value within ten (10) days, CSD shall have the right, but not the obligation, to submit such matter to appraisal in accordance with the provisions of this Section. In the event ATS and CSD agree on such fair market value or CSD elects to submit such matter to appraisal, ATS and CSD shall be obligated to effect the exchange and shall be conclusively bound to effect such exchange based on the results of the appraisal. In the event CSD shall have elected not to submit, or shall have failed within such ten (10)-day period to have submitted, such matter to binding appraisal in accordance with the provisions of the preceding sentence, it shall not have any further right to exchange its Company Interest for shares of common stock of ATS, except as otherwise provided in the last paragraph of this Section. Any appraisal of the fair market value of the Company Interest of CSD shall be made by the managing underwriter of the ATS IPO (or, in the event the ATS IPO shall be pursuant to a merger, by an investment banker knowledgeable in the communications tower business mutually reasonably acceptable to ATS and CSD or, in the absence of such agreement, by Credit Suisse First Boston). The number of shares of ATS Common Stock to be issued in exchange for the Company Interest of ATS shall be determined by dividing the fair market value of CSD's Company Interest (as agreed upon by ATS and CSD or as determined by appraisal) by the amount paid by the underwriters to ATS (or the selling stockholders in the event ATS does not sell any shares pursuant thereto) in the ATS IPO (or the closing price of the common stock of the party to the merger agreement on the date the merger agreement is executed).

         To the extent permitted by the Code, ATS will use its reasonable business efforts to effect the exchange of CSD's Company Interest for shares of ATS Common Stock pursuant to a tax-free reorganization under the Code so long as doing so does not subject ATS or its subsidiaries or stockholders to any risk of tax in connection with the exchange or any related transactions.

         CSD hereby appoints ATS as its agent and attorney-in-fact, which appointment is coupled with an interest, and is irrevocable, for purposes of executing and delivering all such agreements, instruments and documents necessary or desirable in order to effectuate the provisions of this Section, including without limitation the right and power to transfer the Company Interest of CSD to ATS in accordance with the provisions of this Section, all in the event CSD has elected to proceed with the exchange of its Company Interest for shares of ATS Common Stock pursuant to the provisions of this Section.

         In the event CSD shall have elected or been deemed to have elected not to exchange its Company Interest for shares of ATS Common Stock pursuant to the ATS IPO and ATS subsequently determines not to proceed with such ATS IPO or such ATS IPO is withdrawn or is otherwise not consummated, CSD shall have the rights set forth in this Section upon any subsequent determination of ATS to proceed with the ATS IPO.

         8.5 Obligations and Rights of Transferees and Assignees. Any Person who acquires in any manner whatsoever the interest (or any part thereof) of any Member in the Company, irrespective of whether such Person has accepted and assumed in writing the terms and provisions of this Agreement, shall be deemed, by acceptance of the benefit of the acquisition thereof, to have requested and agreed to be subject to and bound by all of the obligations of this Agreement, with the same force and effect as any predecessor in Company Interest, shall have only such rights as are provided in this Agreement, and, without limiting the generality of the foregoing, such Person shall not have the value of his interest ascertained or receive the value of such interest, or, in lieu thereof, profits attributable to any right in the Company, except as set forth in this Agreement.

         8.6 Non-Recognition of Certain Transfers. Notwithstanding any other provision of this Agreement, any transfer, sale, alienation, assignment, encumbrance or other disposition in contravention of any of the provisions of this Article shall be void and ineffective, and shall not bind, or be recognized by, the Company.

         8.7 Required Amendments; Continuation. If and to the extent any transfer of a Company Interest is permitted hereunder and the transferee is admitted as a Member, this Agreement shall be amended to reflect such admission or transfer and the elimination of the transferor Member and (if and to the extent then required by the Act) a certificate of amendment to the Certificate reflecting such admission and elimination shall be filed in accordance with the Act. The admission of any substitute Member pursuant to this Article shall be deemed effective immediately prior to the transfer of a Company Interest to such substitute Member. If the transferor Member has transferred all of its Company Interest pursuant to this Article, then, immediately following such transfer, the transferor Member shall cease to be a member of the Company.

         8.8 Resignation. No Member shall have the right to resign from the Company without the prior written consent of the other Members.

                                   ARTICLE 9

                                  TERMINATION

         9.1  Events of Dissolution.

         (a) In accordance with Section 18-801 of the Act, the Company shall be dissolved and the affairs of the Company wound up upon the occurrence of any of the following events:

                  (i) a Unanimous Determination of the Members to dissolve the Company; or

                  (ii) death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which, pursuant to the Act, terminates the continued existence of a Member in the Company, unless, if there is more than one Member remaining, the business of the Company is continued by the consent of all the remaining Members within ninety (90) days following the occurrence of any such event; or

                  (iii) the sale, transfer or other disposition of all or substantially all of the business and assets of the Company; or

                  (iv)   in any event, at 12:00 midnight on December 31, 2047.

         (b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Company has been filed with the Secretary of State of the State of Delaware.

         (c) If as a result of the occurrence of any event described in Section 9.1(a)(ii), a Member is the only remaining member of the Company, to the fullest extent permitted by the Act, such Member shall have the right to admit a Person as a new member of the Company, effective as of the date of the occurrence of the event set forth in Section 9.1(a) (ii), on terms satisfactory to such remaining Member. Upon such admission, the Members are hereby authorized to, and shall, continue the business of the Company without dissolution.

         9.2 Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the business and assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 6.2.

         9.3 Distributions in Liquidation. No Member shall have the right to request or require the distribution of the assets of the Company in kind upon the liquidation of the Company.


                                  ARTICLE 10

                                 MISCELLANEOUS

         10.1 Notices. All notices and other communications which by any provision of this Agreement are required or permitted to be given shall be given in writing and shall be (a) mailed by first-class or express mail, or by recognized courier service, postage prepaid, (b) sent by telex, telegram, telecopy or other form of rapid transmission, confirmed by mailing (by first class or express mail, or by recognized courier service, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or (c) personally delivered to the receiving party (which if other than an individual shall be an officer or other responsible party of the receiving party). All such notices and communications shall be mailed, sent or delivered as set forth on the Member Schedule (including any copies shown thereon) or to such other address (within the United States of America) as any party may have designated for itself by written notice to the others in the manner herein prescribed, except that notices of change of address shall be effective only upon receipt. All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

         10.2 Specific Performance; Other Rights and Remedies. Each party recognizes and agrees that in the event the other party should refuse to perform any of its obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in Article 7, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by Applicable Law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting each party from pursuing any other remedies available to it pursuant to the provisions of, and subject to the limitations contained in, this Agreement for such breach or threatened breach.

         10.3 Severability. If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative, illegal or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, illegal or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, illegal or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, illegal or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case. Notwithstanding the foregoing, in the event of any such determination the effect of which is to affect materially and adversely any Member, the Members shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Members as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that such intent is fulfilled to the maximum extent possible.

         10.4 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, binding upon all of the Members. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

         10.5 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         10.6 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, partnerships, trusts or other entities.

         10.7 Governing Law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence. The validity, interpretation, construction and performance of this Agreement shall be governed by, and construed in accordance with, the applicable laws of the United States of America and the laws of the State of Delaware applicable to contracts made and performed in such State and, in any event, without giving effect to any choice or conflict of laws provision or rule that would cause the application of domestic substantive laws of any other jurisdiction. Anything in this Agreement to the contrary notwithstanding, in the event of any dispute between the parties which results in a Legal Action, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement for reasonable legal fees and expenses incurred by such prevailing party in such Legal Action.

         10.8 Further Acts. Each party agrees that at any time, and from time to time, before and after the consummation of the transactions contemplated by this Agreement, it will do all such things and execute and deliver all such documents and other assurances, as any other party or its counsel reasonably deems necessary or desirable in order to carry out the terms and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created hereby or to be created hereunder.

         10.9 Entire Agreement. This Agreement (together with the Member Schedule) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof.

         10.10 Assignment. This Agreement shall not be assignable by any Member, except as otherwise provided in Section 8.1, and any such assignment shall be null and void, except that it shall inure to the benefit of and by binding upon any successor to any party by operation of law, including by way of merger, consolidation or sale of all or substantially all of its assets, and ATS may assign its rights and remedies hereunder to any bank or other financial institution which has loaned funds or otherwise extended credit to it.

         10.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as otherwise provided in Section 10.10.

         10.12 Mutual Drafting. This Agreement is the result of the joint efforts of CSD and ATS, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

         10.13 Amendments; Waivers.. This Agreement may be amended from time to time with written approval of all Members. At any time or from time to time, except to the extent not permitted by Applicable Law, the Members may extend the time for the performance of any of the obligations or other acts of any Member, and waive compliance by the other with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all Members.

         10.14 Schedule. The Member Schedule attached hereto shall be incorporated into and shall be deemed a part of this Agreement. If the Member Schedule shall not be attached hereto at the time of execution of this Agreement, or if it shall be incomplete, it may be later attached or completed in accordance with the provisions of this Agreement and the Member Schedule shall, as later attached or completed, for all purposes be deemed a part of this Agreement as if attached hereto or completed at the time of the execution hereof. Without limiting the generality of the foregoing, the Member Schedule shall be amended from time to time to reflect the admission of Members or the transfer of interests of Members and the Company shall, from time to time, so cause the Member Schedule to be amended and shall promptly notify the Members in writing of any change in the Member Schedule.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal as of the day and year first above written.

                                      American Tower Systems, Inc.


                                      By:
                                         -----------------------------
                                          Name:
                                          Title:

                                      Communication Systems Development, Inc.


                                      By:
                                         -----------------------------
                                          Name:
                                          Title:

                                                                      APPENDIX A

         "Accountant(s)" shall mean such firm of independent certified public accountants as may be engaged from time to time by the Company, upon a Determination of the Members, for purposes of reviewing or auditing the financial statements of the Company and performing such other duties as are imposed upon the Accountants by the express provisions of this Agreement.

         "Act" shall have the meaning set forth in the recitals to this Agreement.

         "Act of Bankruptcy" shall mean, when used with reference to any Person, any of the following events or occurrences:

                  (a) its admitting in writing its inability, or being unable under applicable law, or its failing generally, to pay its debts generally as they become due, or

                  (b) its filing a petition, answer or consent seeking relief as a debtor or otherwise commencing a voluntary case under the Bankruptcy Code as from time to time in effect, or its authorizing, by appropriate proceedings of its board of directors or other governing body, any such petition, answer, consent or commencement of such a voluntary case; or

                  (c) the filing against it or all or any substantial part of its property of a petition commencing an involuntary case under the Bankruptcy Code which shall remain undismissed for a period of more than thirty (30) days or which is consented to by such Person or any order or decree approving relief adverse to such Person thereunder shall remain unstayed and in effect for more than forty five (45) days; or

                  (d) its commencement of proceedings or filing a petition, answer or consent seeking relief as a debtor under any Applicable Law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or its consenting to or acquiescing in such relief or its admitting or acquiescing in or failing promptly and in any event within thirty (30) days of the filing thereof, in an appropriate manner, to deny the material allegations of any petition seeking such relief, any such involuntary petition remaining undismissed for more than thirty (30) days or an order in any involuntary proceeding adverse to such Person remaining unstayed and in effect for more than forty-five (45) days; or

                  (e) the entry of an order or decree (whether or not final) by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, dissolution or winding up, or reorganization or any modification or alteration of the rights of its creditors, or any composition or readjustment of debts,
         (iii) assuming custody of, or appointing a receiver, trustee, sequestrator, conservator, assignee, custodian, liquidator, fiscal agent or similar official for, such Person or all or a substantial part of its property and any such order or decree shall continue unstayed and in effect for a period of forty-five (45) days; or

                  (f) its convening a meeting of creditors for the purpose of consummating an out-of-court arrangement, or making an assignment for the benefit of, or entering into a composition, extension or similar arrangement with, its creditors in respect of all or a substantial portion of its debt; or

                  (g) its seeking or consenting to or acquiescing in the appointment of a receiver, trustee, sequestrator, conservator, liquidator, fiscal agent or other custodian of itself or of all or any substantial part of its property; or

                  (h) its winding-up, liquidation or dissolution; or

                  (i) its authorization, by appropriate action of its board of directors or other governing body, of any of the foregoing.

         "Additional Capital Contribution" shall mean any Capital Contribution made in accordance with Section 3.2 or 3.3.

         "Adjusted Capital Account Balance" shall mean, with respect to any Member, the balance in such Member's Capital Account after giving effect to the following adjustments:

                  (a) credits to such Capital Account of such Member's share of "partnership minimum gain" or a "partner nonrecourse debt minimum gain" or any amount which such Member would be required to restore under this Agreement or otherwise; and

                  (b) debits to such Capital Account of the items described in
         Section 1.704-1(b)(2)(ii)(d)(4),  (5) and  (6)  of the Treasury
         Regulations.

         The foregoing definition of Adjusted Capital Account Balance is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

         "Affiliate" shall mean, with respect to any Person, (i) in the case of any such Person which is a Company, any Member in such Company, (ii) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clause (i), (iii) any other Person who is an officer, director, trustee or employee of, or Member in, such Person or any Person referred to in the preceding clauses (i) and (ii), and (iv) any other Person who is a member of the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (iii); provided, however, that such term shall not include within its meaning the Company itself or a Subsidiary of the Company.

         "Agreement" shall mean this Agreement of Limited Liability Company, as it may be amended, restated or supplemented from time to time as herein provided.

         "Annual Budget" shall mean the detailed annual budget of all anticipated revenues and other cash receipts and expenses and capital expenditures associated with ownership and operation of the Company as heretofore furnished to each of the Members, as amended and updated from time to time as provided herein.

         "Applicable Law" shall mean any Law of any Authority, whether domestic or foreign, including without limitation the FCA and all federal and state securities and Environmental Laws, to which a Person is subject or by which it or any of its business or operations is subject or any of its property or assets is bound.

         "ATS" shall have the meaning given to such term in the Preamble.

         "ATS Common Stock" shall have the meaning given such term in Section
8.4.

         "ATS IPO" shall have the meaning given such term in Section 8.4.

         "Authority" shall mean any governmental or quasi-governmental authority, whether administrative, executive, judicial, legislative or other, or any combination thereof, including without limitation any federal, state, territorial, county, municipal or other government or governmental or quasi-governmental agency, arbitrator, authority, board, body, branch, bureau, central bank or comparable agency or Entity, commission, corporation, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other Entity of any of the foregoing, whether domestic or foreign.

         "Bankruptcy Code" shall mean 11 U.S.C. ss. 101 et seq., as from time to time in effect, and any successor law, and any reference to any statutory provision shall be deemed to be a reference to any successor statutory provision.

         "Board" shall have the meaning given such term in Section 7.2.

         "Book Gain" or "Book Loss" shall mean the gain or loss recognized by the Company for book purposes in any Fiscal Year by reason of any sale or disposition with respect to any of the assets of the Company. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such property or assets as of the date of such sale or disposition, rather than by reference to the tax basis of such property or assets as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.

         "Book Value" of an asset shall mean, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Book Value shall be the amount stated as the fair market value for such asset on the Member Schedule (or, if no such value is stated, as reasonably established by a Determination of the Member), and, in each case, such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which the Company is entitled for Federal income tax purposes with respect thereto. The Book Values of all Company assets shall be adjusted to equal their respective fair market values, as determined by the Board in its reasonably business judgment as of the following times: (a) the acquisition of an additional Company Interest by any new or existing Member in exchange for more than a de minimis Additional Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company assets, including money, if, as a result of such distribution, such Member's Company Interest is reduced; and (c) the termination of the Company for Federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code.

         "Capital Account" shall have the meaning set forth in Section 3.4.

         "Capital Contributions" shall mean the total amount of cash and other property contributed to the Company by the Members, whether as Initial Capital Contributions or Additional Capital Contributions.

         "Cash Flow" shall mean, for any period, the amount, computed on a cash basis, of:

                  (i)      the sum of:

                           (A) all gross receipts, all investment income of the Company, and all cash received from other sources, and

                           (B) any amounts released from reserves as provided in the Annual Budget, reduced by:

                  (ii)     the sum of:

                           (A) disbursements of the Company for operating expenses, principal payments on debt (other than Member Loans), interest (other than on Member Loans) and other expenses,

                           (B) capital expenditures reasonably determined to be necessary or appropriate by the Board,

                           (C) any increase in reserves as provided in the Annual Budget, and

                           (D) an additional amount necessary to ensure that the Company has funds necessary to meet the cash requirements of the Company for the period prior to the date on which the Company is next anticipated to receive income as set forth in the applicable Annual Budget or such other date thereafter (to the extent no such date is specified in the Annual Budget) as determined by the Board.

         "Certificate" shall mean the Certificate of Formation of Limited Liability Company of the Company as provided for pursuant to the Act, as originally filed with the office of the Secretary of State of the State of Delaware, as amended and restated from time to time as herein provided.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any subsequent Federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

         "Company" shall mean the limited liability company hereby established in accordance with this Agreement by the parties hereto, as such limited liability company may from time to time be constituted.

         "Company Interest" shall mean, with respect to each Member, its interest in the Company as set forth in the Member Schedule, subject in each instance to adjustment from time to time pursuant to the applicable provisions of this Agreement.

         "Control" shall mean, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether as an officer or manager, through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

         "Controlling Interest" shall mean, with respect to any Person, the power to control such Person.

         "CSD" shall have the meaning given such term in the Preamble.

         "Depreciation" shall mean, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period; provided, however, that if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by a Determination of the Members.

         "Determination of the Members" shall mean the affirmative vote or approval of Members holding at least fifty and one-tenth percent (50.1%) of the Company Interests (or such greater or lesser percentage of Company Interests as may otherwise in this Agreement be expressly provided). "Unanimous Determination of the Members" shall mean the affirmative vote or approval of Members holding one hundred percent (100%) of the Company Interests.

         "Effective Date" shall have the meaning set forth in Section 2.5.

         "Entity" shall mean any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, business trust, cooperative or association.

         "Exceptions Schedule" shall mean the schedule attached hereto and made a part hereof which sets forth, as of the date hereof, existing sites and communication towers owned, leased, operated or managed by CSD or any Affiliate thereof and which are exceptions to the provisions of Section 7.4. The Exceptions Schedule may be amended, from time to time, with the prior written approval of ATS in its sole and absolute discretion.

         "Fiscal year" shall mean the fiscal year of the Company and shall be the same as its taxable year, which shall be the calendar year unless otherwise required by the Code. Each fiscal year shall commence on the day immediately following the last day of the immediately preceding fiscal year.

         "GAAP" shall mean means, except to the extent that a deviation therefrom is expressly required by this Agreement, such principles applied on a consistent basis, (i) as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants ("AICPA") and/or in statements of the Financial Accounting Standards Board that are applicable in the circumstances as of the date in question, (ii) when not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or (iii) that otherwise arise by custom for the particular industry, all as the same shall exist on the date of this Agreement.

         "Immediate Family" shall mean, with respect to any Person, his spouse, parents, brothers, sisters, children (natural or adopted), stepchildren, grandchildren, grandparents, parents-in-law, brothers-in-law, sisters-in-law, nephews and nieces.

         "Initial Capital Contribution" shall mean any Capital Contribution made in accordance with Section 3.1.

         "Initial Investment" shall mean the aggregate amount proposed to be invested in the project or site, including for all tower and other improvements during the initial phase of construction.

         "Initiating Member" shall have the meaning set forth in Section 8.3.

         "Law" shall mean any (a) administrative, judicial, legislative or other action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ of any Authority, domestic or foreign; (b) the common law, or other legal or quasi-legal precedent; or (c) arbitrator's, mediator's or referee's award, decision, finding or recommendation; including, in each such case or instance, any interpretation, directive, guideline or request, whether or not having the force of law including, in all cases, without limitation any particular section, part or provision thereof.

         "Liquidating Transaction" shall have the meaning set forth in Section 6.2.

         "Management Agreement" shall mean the agreement, dated as of the date hereof, between ATS and the Company, relating to the marketing and management by ATS on behalf of the Company of all communication towers now or hereafter owned, leased, operated or managed by the Company.

         "Member" shall mean each of the undersigned, together with any Person who becomes a substituted or additional Member as herein provided and who is listed as a member of the Company in the books and records of the Company, in such Person's capacity as a member of the Company.

         "Member Loan" shall have the meaning set forth in Section 3.2.

         "Member Schedule" shall have the meaning set forth in Section 3.1, as amended from time to time pursuant to the provisions of this Agreement.

         "Objection Notice" shall have the meaning set forth in Section 3.2.

         "Offer" shall have the meaning set forth in Section 8.2.

         "Offeror" shall have the meaning set forth in Section 8.2.

         "Other Member" shall have the meaning set forth in Section 8.3.

         "Parent" shall mean, with respect to any Person, any Person which owns directly, or indirectly through one or more Subsidiaries, twenty percent (20%) or more of the voting or beneficial interest in, or otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

         "Permitted Transfer" shall mean any sale, transfer, assignment or other disposition of a Company Interest by any Member to a Permitted Transferee.

         "Permitted Transferee" shall mean any of the following:

         (a) any member of the Immediate Family or the estate, executors or legal representatives of any transferor,

         (b) the trustees of an inter vivos or testamentary trust for the benefit of any transferor or any member of his Immediate Family, or

         (c)      any Affiliate of the transferor effecting such transactions.

         "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

         "Prime Rate" shall mean the annual floating rate of interest, determined daily and expressed as a percentage, from time to time announced by Toronto-Dominion (Texas), Inc. as its "prime" or "base" rate, so-called, or if at any time such bank ceases to announce such a rate, as announced by the largest national or state-chartered banking institution then having its principal office in the New York City and announcing such a rate. If at any time neither Toronto-Dominion (Texas), Inc nor any of the five largest other national or state-chartered banking institutions having their principal offices in the New York City is announcing such a floating rate, "Prime Rate" shall mean a rate of interest, determined daily, which is two (2) percentage points above the 14-day moving average closing trading price of 90-day Treasury Bills.

         "Profit" and "Loss" shall mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (provided that for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

         (a) Any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision shall be added to such taxable income or loss;

         (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profit or Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

         (c) Book Gain or Book Loss shall be taken into account in lieu of any tax gain or tax loss recognized by the Company by reason of any sale or disposition of an asset of the Company; and

         (d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed as provided in this Agreement.

         If the Company's taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company's Profit for such Fiscal Year; and if a negative amount, such amount shall be the Company's Loss for such Fiscal Year.

         If the Book Value of the Company assets is adjusted pursuant to the last sentence of the definition of Book Value, the amount of such adjustment shall be included in computing Profit or Loss. If any Company asset is distributed in kind (whether in connection with the liquidation of the Company or otherwise), the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to its fair market value on the date of distribution, as determined in good faith by a Determination of the Members.

         "Regulatory Allocations" shall have the meaning given such term in
Section 5.7.

         "Stated Amount" shall have the meaning given such term in Section 8.3.

         "Subsidiary" shall mean, with respect to any Person, any Entity (i) in which such Person owns directly, or indirectly through one or more Subsidiaries, twenty percent (20%) or more of the voting or beneficial interest or (ii) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

          "Tax Matters Member" shall have the meaning given such term in Section 4.5(b).

         "Transfer" shall mean, in the context of a Transfer of a Membership Interest, the sale, assignment, pledge, hypothecation, transfer or other voluntary disposition (by gift or otherwise, and whether as security or otherwise) by a Member of all or a portion of its Interest. For purposes of this definition, "Transfer" of a Company Interest includes (i) the sale, assignment, pledge, hypothecation, transfer or other voluntary disposition (by gift or otherwise, and whether as security or otherwise) of an equity interest in any Person substantially all of the assets of which consist, directly or indirectly, of a Company Interest, or (ii) the merger or consolidation of a Member, or of any Person referred to in clause (i), with another Person.

         "Treasury Regulations" shall mean the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

         "Unaffiliated Person" shall mean, with respect to any Person, a Person who is not an Affiliate as to such Person.

                                                                 MEMBER SCHEDULE



                  Initial Capital Contributions of the Members




           Member and Address                                    Contribution

American Tower Systems, Inc.
6400 North Congress Avenue, Suite 1750
Boca Raton, Florida 33487
Attention: Chief Operating Officer and
              Chief Financial Officer
Telecopier No.: (407) 998-2278

Communication Systems Development, Inc.
7488 Shoreline Drive, Suite B-1
Stockton, California 95219
Attention: Michael Wingo, Chief Executive Officer
Telecopier No.: (209) 951-5845